Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:	April 24, 2014
CONTACT:	Thomas D. Cestare
Executive Vice President and Chief Financial Officer
PHONE:	(215) 864-6009

BENEFICIAL MUTUAL BANCORP, INC. ANNOUNCES FIRST QUARTER RESULTS

PHILADELPHIA, PENNSYLVANIA, April 24, 2014 — Beneficial Mutual Bancorp, Inc. (“Beneficial”) (NASDAQ GS: BNCL), the parent company of Beneficial Bank (the “Bank”), today announced net income of $2.5 million, or $0.03 per diluted share, for the quarter ended March 31, 2014, compared to net income of $3.2 million, or $0.04 per diluted share, recorded for the quarter ended March 31, 2013.

Highlights for the quarter ended March 31, 2014 are as follows:

•                                          Our commercial loan portfolio increased $7.6 million (3.0% annualized growth rate) during the quarter.

•                                          Net interest margin was relatively stable for the quarter at 2.82% compared to net interest margin of 2.78% from the fourth quarter of 2013 and 2.85% for the first quarter of 2013.

•                                          We experienced continued improvement in our asset quality metrics during the quarter with non-performing loans, excluding government guaranteed student loans, decreasing 7.0% from December 31, 2013 and decreasing 25.4% from March 31, 2013.

•                                          Net charge-offs decreased 22.2% for the quarter ended March 31, 2014 to $3.1 million compared to $4.0 million for the quarter ended March 31, 2013.

•                                          Our non-performing assets ratio, excluding government guaranteed student loans, improved to 1.15% at March 31, 2014, compared to 1.26% at December 31, 2013 and 1.60% at March 31, 2013.

•                                          As a result of the improvement in our asset quality metrics, we were able to reduce our provision for loan losses for the quarter ended March 31, 2014 to $1.5 million compared to $5.0 million for the quarter ended March 31, 2013.

•                                          We repurchased 790,000 shares of common stock during the quarter ended March 31, 2014, increasing total treasury shares to 5,971,711 as of March 31, 2014.

•                                          Our balance sheet remained strong at March 31, 2014, with our allowance for loan losses totaling $54.1 million, or 2.32% of total loans, compared to $55.6 million, or 2.38% of total loans, at December 31, 2013, and $58.7 million, or 2.44% of total loans, at March 31, 2013.

•                                          Capital levels remained strong with tangible capital to tangible assets totaling 10.99% at March 31, 2014.

During the first quarter of 2014, we also completed our headquarters move to 1818 Beneficial Bank Place in Philadelphia, Pennsylvania under a new long-term lease. This long-term lease renews our commitment to remain the oldest and largest Philadelphia-based bank.  Our new location increases our visibility in the city and is located in the heart of Philadelphia’s business district.

Gerard Cuddy, Beneficial’s President and CEO, stated, “We were pleased to show growth in our commercial loan portfolio during the first quarter. We continue to actively recruit and hire lenders for our commercial and small business lending teams to drive future growth and improve our balance sheet mix.  During the first quarter of 2014, we continued to see improvement in our asset quality metrics and believe that we will make additional progress in reducing non-performing assets further in 2014.  We are focused on capital management and during the quarter we repurchased 790,000 shares of common stock under our share repurchase program while maintaining a tangible capital to tangible asset ratio of 10.99%.  We are excited about the completion of our headquarters move to 1818 Beneficial Bank Place and our commitment to remaining the oldest and largest bank in Philadelphia. Our top priorities remain improving our balance sheet mix, reducing non-performing assets, building out our lending teams and growing our loan portfolio.  We remain committed to our customers by delivering an education-based experience through The Beneficial Conversation and have made it our mission to always help our customers do the right thing financially.”

Balance Sheet

Total assets decreased $45.9 million, or 1.0%, to $4.5 billion at March 31, 2014 from $4.6 billion at December 31, 2013.  Cash and cash equivalents increased $8.2 million to $363.9 million at March 31, 2014 from $355.7 million at December 31, 2013.  We continue to hold high cash levels given the low interest rate environment to ensure that the balance sheet benefits when interest rates increase.

Investments decreased $38.1 million, or 2.4%, to $1.5 billion at March 31, 2014 from $1.6 billion at December 31, 2013.  The decrease in investments during the quarter ended March 31, 2014 was primarily driven by investment prepayments.  During the quarter ended March 31, 2014, we transferred five U.S. agency notes with a fair value of $152.2 million from the available-for-sale classification to the held-to-maturity classification as we determined that we have the intent and ability to hold these securities to maturity. We continue to focus on maintaining a high quality investment portfolio that provides a steady stream of cash flow both in the current and in rising interest rate environments.

Loans decreased $14.4 million, or 0.6%, to $2.3 billion at March 31, 2014. During the quarter we originated $149.4 million of loans, but continue to experience high commercial loan repayments and continued weak loan demand, particularly in our residential and consumer lending portfolios. During the first quarter, we experienced a $7.6 million increase in our commercial loan portfolio which was offset by a $14.3 million decrease in our consumer loan portfolio and a $7.7 million decrease in our residential loan portfolio. Commercial loans include shared national credits which increased to $102.4 million during the quarter from $39.9 million at December 31, 2013. Increases in intermediate and long-term interest rates as well as severe winter weather during the first quarter continue to impact the housing market and contributed to lower mortgage loan originations.

Deposits decreased $43.4 million, or 1.2%, to $3.6 billion at March 31, 2014 from $3.7 billion at December 31, 2013.  The decrease in deposits during the quarter ended March 31, 2014 was primarily the result of a $97.1 million decrease in municipal deposits, which was consistent with the planned run-off associated with our re-pricing of higher-cost, non-relationship-based municipal accounts.  The decrease in municipal deposits was partially offset by a $31.2 million increase in our savings and club deposit accounts and a $20.6 million increase in our non-interest bearing business checking deposit accounts.

At March 31, 2014, stockholders’ equity decreased to $614.1 million, or 13.5% of total assets, compared to $615.1 million, or 13.4% of total assets, at December 31, 2013. This decrease was due to the repurchase of 790,000 shares of common stock during the quarter ended March 31, 2014, partially offset by an increase in retained earnings and other comprehensive income during the period.

Net Interest Income

For the quarter ended March 31, 2014, net interest income was $29.5 million, a decrease of $2.0 million, or 6.4%, from the quarter ended March 31, 2013. The decrease in net interest income during the quarter ended March 31, 2014 compared to the same period last year was primarily the result of a decline in the average balance of investments and loans, coupled with a reduction in the average interest rate earned on loans, partially offset by a reduction in the average cost of liabilities and the run-off of approximately $206.8 million of municipal deposits from March 31, 2013. Net interest margin decreased to 2.82% for the quarter ended March 31, 2014 from 2.85% for the same period in 2013. We expect that the continued low interest rate environment will put pressure on net interest margin in future periods until we experience sustained loan growth.

Non-interest Income

For the quarter ended March 31, 2014, non-interest income totaled $5.6 million, a decrease of $1.3 million, or 19.1%, from the quarter ended March 31, 2013.  The decrease was primarily due to a $629 thousand decrease in the gain on the sale of investment securities and a $336 thousand decline in overdraft check charges.

Non-interest Expense

For the quarter ended March 31, 2014, non-interest expense totaled $31.2 million, an increase of $1.5 million, or 5.1%, from the quarter ended March 31, 2013.  The increase in non-interest expense was primarily due to: (1) a $1.0 million increase in salary expense, which was mainly attributable to a reversal of expense associated with performance-based stock awards in the first quarter of 2013 as well as increased health insurance costs; (2) a $1.1 million increase in occupancy expense resulting from $509 thousand in one-time rent expenses relating to the relocation of our corporate headquarters; (3) $367 thousand in snow removal expenses; and (4) one-time expenses of $762 thousand related to our headquarters relocation including moving, supplies and decommissioning expenses. These increases were partially offset by a $773 thousand decrease in classified loan and other real estate owned expenses primarily due to a large gain on the sale of a property held in other real estate owned in the first quarter of 2014.

Income Taxes

For the quarter ended March 31, 2014, we recorded a benefit for income taxes of $65 thousand, reflecting an effective tax benefit of 2.7% compared to a provision for income taxes of $575 thousand, reflecting an effective tax rate of 15.2% for the quarter ended March 31, 2013.  Income tax expense decreased $640 thousand for the quarter ended March 31, 2014 compared to the same period in 2013.  The tax expense decrease can be attributed to 2014 estimated pretax income being lower than 2013 and the portion of pretax income consisting of tax-exempt income and low income housing tax credits representing a greater proportional tax benefit for 2014 versus 2013. The tax rates differ from the statutory rate of 35% principally because of tax-exempt investments, non-taxable income related to bank-owned life insurance and tax credits received on affordable housing partnerships. These tax credits relate to investments maintained by the Bank as a limited partner in partnerships that sponsor affordable housing projects utilizing low-income housing credits pursuant to Section 42 of the Internal Revenue Code.

Asset Quality

Asset quality metrics showed continued signs of improvement during the quarter ended March 31, 2014. Non-performing loans, including loans 90 days past due and still accruing, decreased to $68.4 million at March 31, 2014, compared to $76.2 million at December 31, 2013 and $86.9 million at March 31, 2013. Non-performing loans at March 31, 2014 included $20.2 million of government guaranteed student loans, which represented 29.6% of total non-performing loans.  Net charge-offs during the quarter ended March 31, 2014 were $3.1 million compared to $2.7 million during the quarter ended December 31, 2013 and $4.0 million during the quarter ended March 31, 2013. At March 31, 2014, the Bank’s allowance for loan losses totaled $54.1 million, or 2.32% of total loans, compared to $55.6 million, or 2.38% of total loans, at December 31, 2013.

Capital

The Bank’s capital position remains strong relative to current regulatory requirements. The Bank continues to have substantial liquidity as the inflows of deposits and prepayments have largely been retained in cash or invested in high quality government-backed securities.  In addition, at March 31, 2014, we had the ability to borrow up to $1.3 billion combined from the Federal Home Loan Bank of Pittsburgh and the Federal Reserve Bank of Philadelphia. Our capital ratios are considered to be well capitalized and are as follows:

				Minimum Well	Excess Capital
	3/31/2014	12/31/2013	3/31/2013	Capitalized Ratio	3/31/2014

Tangible Capital	10.99%	10.89%	10.86%
Tier 1 Capital (to average assets)	10.46%	10.22%	10.20%	5%	$238,802
Tier 1 Capital (to risk weighted assets)	20.74%	20.57%	20.38%	6%	$325,102
Total Capital (to risk weighted assets)	22.01%	21.83%	21.64%	10%	$264,797

Maintaining strong capital levels remains one of our top priorities.  Our capital levels are in excess of well capitalized levels under the current regulatory requirements as well as the proposed capital rules under Basel III.

During the quarter we repurchased 790,000 shares of common stock at an average price of $12.21 under our share repurchase program.  As of March 31, 2014, we have 2.4 million shares remaining under the share repurchase program that can be repurchased in future periods.

Other Matters

As disclosed in our earnings release on January 30, 2014 and in our Form 10-K for the year ended December 31, 2013, in the first quarter of 2013, the Company received notice that it was being investigated by the Department of Justice (“DOJ”) for potential violations of the Equal Credit Opportunity Act and Fair Housing Act relating to the Company’s home-mortgage lending practices from January 1, 2008 to the present.

In late January 2014, the Company received correspondence from the DOJ indicating that the DOJ had completed its review and determined that the matter did not require enforcement action by the DOJ and was being referred back to the FDIC.  The Company was not able to determine whether further action will be taken at this point with respect to the ultimate resolution of this matter and the Company is in discussions with the FDIC Staff to clear this matter. Until this matter is resolved, it is unlikely that any regulatory applications will be filed related to strategic expansion or regarding a second step conversion.

About Beneficial Mutual Bancorp, Inc.

Beneficial is a community-based, diversified financial services company providing consumer and commercial banking services. Its principal subsidiary, Beneficial Bank, has served individuals and businesses in the Delaware Valley area since 1853. The Bank is the oldest and largest bank headquartered in Philadelphia, Pennsylvania, with 59 offices in the greater Philadelphia and South New Jersey regions. Insurance services are offered through the Beneficial Insurance Services, LLC and wealth management services are offered through the Beneficial Advisors, LLC, both wholly owned subsidiaries of the Bank. For more information about the Bank and Beneficial, please visit www.thebeneficial.com.

Forward Looking Statements

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of Beneficial’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in Beneficial’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission, which are available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, Beneficial assumes no obligation to update any forward-looking statements.

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Financial Condition

(Dollars in thousands, except share amounts)

	March 31,	December 31,	March 31,
	2014	2013	2013
ASSETS:
Cash and Cash Equivalents:
Cash and due from banks	$57,259	$41,801	$37,550
Interest-bearing deposits	306,674	313,882	287,272
Total cash and cash equivalents	363,933	355,683	324,822

Investment Securities:
Available-for-sale	861,558	1,034,180	1,150,475
Held-to-maturity	663,370	528,829	557,157
Federal Home Loan Bank stock, at cost	17,404	17,417	17,823
Total investment securities	1,542,332	1,580,426	1,725,455

Loans:	2,327,381	2,341,807	2,407,996
Allowance for loan losses	(54,061)	(55,649)	(58,679)
Net loans	2,273,320	2,286,158	2,349,317

Accrued Interest Receivable	13,615	13,999	15,798

Bank Premises and Equipment, net	76,712	71,753	65,049

Other Assets:
Goodwill	121,973	121,973	121,973
Bank owned life insurance	41,726	41,414	40,925
Other intangibles	7,540	8,007	9,412
Other assets	96,325	104,000	110,870
Total other assets	267,564	275,394	283,180
Total Assets	$4,537,476	$4,583,413	$4,763,621

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Liabilities:
Deposits:
Non-interest bearing deposits	$322,343	$291,109	$316,533
Interest bearing deposits	3,294,314	3,368,907	3,471,859
Total deposits	3,616,657	3,660,016	3,788,392
Borrowed funds	250,374	250,370	275,357
Other liabilities	56,340	57,881	65,429
Total liabilities	3,923,371	3,968,267	4,129,178
Commitments and Contingencies
Stockholders’ Equity:
Preferred Stock - $.01 par value	—	—	—
Common Stock — $.01 par value	824	823	823
Additional paid-in capital	358,719	356,963	354,636
Unearned common stock held by employee stock ownership plan	(15,653)	(16,102)	(17,449)
Retained earnings	344,497	342,025	332,661
Accumulated other comprehensive loss, net	(17,316)	(21,354)	(9,224)
Treasury stock, at cost	(56,966)	(47,209)	(27,004)
Total stockholders’ equity	614,105	615,146	634,443
Total Liabilities and Stockholders’ Equity	$4,537,476	$4,583,413	$4,763,621

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2014	2013	2013
INTEREST INCOME:
Interest and fees on loans	$26,458	$27,432	$29,656
Interest on overnight investments	189	235	181
Interest and dividends on investment securities:
Taxable	7,795	8,065	7,410
Tax-exempt	662	676	715
Total interest income	35,104	36,408	37,962

INTEREST EXPENSE:
Interest on deposits:
Interest bearing checking accounts	443	725	800
Money market and savings deposits	1,329	1,683	1,621
Time deposits	2,001	2,010	2,123
Total	3,773	4,418	4,544
Interest on borrowed funds	1,801	1,838	1,852
Total interest expense	5,574	6,256	6,396
Net interest income	29,530	30,152	31,566
Provision for loan losses	1,500	1,500	5,000
Net interest income after provision for loan losses	28,030	28,652	26,566

NON-INTEREST INCOME:
Insurance and advisory commission and fee income	2,081	1,607	2,095
Service charges and other income	3,201	4,092	3,768
Mortgage banking income	125	133	242
Net gain (loss) on sale of investment securities	204	(556)	833
Total non-interest income	5,611	5,276	6,938

NON-INTEREST EXPENSE:
Salaries and employee benefits	15,010	14,185	13,988
Occupancy expense	3,618	2,406	2,515
Depreciation, amortization and maintenance	2,477	2,180	2,233
Marketing expense	885	1,737	927
Intangible amortization expense	467	469	467
FDIC insurance	783	803	951
Merger and restructuring charges	—	(30)	—
Professional Fees	1,355	536	1,935
Classified loan & other real estate owned related expense	342	1,851	1,116
Other	6,297	5,773	5,583
Total non-interest expense	31,234	29,910	29,715

Income before income taxes	2,407	4,018	3,789
Income tax (benefit) expense	(65)	1,060	575

NET INCOME	$2,472	$2,958	$3,214

EARNINGS PER SHARE — Basic	$0.03	$0.04	$0.04
EARNINGS PER SHARE — Diluted	$0.03	$0.04	$0.04

Average common shares outstanding — Basic	74,241,064	75,059,646	76,376,452
Average common shares outstanding — Diluted	74,795,782	75,359,197	76,578,733

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

Selected Consolidated Financial and Other Data (Unaudited)

(Dollars in thousands)

	For the Three Months Ended
	March 31, 2014		December 31, 2013		March 31, 2013
	Average	Yield /	Average	Yield /	Average	Yield /
	Balance	Rate	Balance	Rate	Balance	Rate

Investment Securities:	$1,871,670	1.85%	$1,988,859	1.80%	$2,015,442	1.65%
Overnight investments	304,284	0.25%	369,712	0.25%	291,082	0.25%
Stock	17,412	3.51%	17,417	2.06%	16,716	0.62%
Other Investment securities	1,549,974	2.14%	1,601,730	2.16%	1,707,644	1.90%

Loans:	2,319,600	4.58%	2,333,015	4.66%	2,437,048	4.90%
Residential	678,385	4.55%	684,793	4.51%	671,412	4.73%
Commercial Real Estate	550,853	4.73%	573,562	4.92%	645,387	5.03%
Business and Small Business	440,560	4.67%	411,458	4.97%	420,512	5.48%
Personal Loans	649,802	4.42%	663,202	4.40%	699,737	4.58%

Total Interest Earning Assets	$4,191,270	3.36%	$4,321,874	3.35%	$4,452,490	3.43%

Deposits:	$3,319,497	0.46%	$3,433,823	0.51%	$3,529,263	0.52%
Savings	1,131,997	0.35%	1,129,787	0.44%	1,051,357	0.44%
Money Market	445,960	0.32%	457,259	0.38%	495,881	0.39%
Demand	675,145	0.21%	675,426	0.24%	657,106	0.27%
Demand - Municipals	337,899	0.12%	434,633	0.28%	544,676	0.27%
Total Core Deposits	2,591,001	0.28%	2,697,105	0.35%	2,749,020	0.36%

Time Deposits	728,496	1.11%	736,718	1.08%	780,243	1.10%

Borrowings	250,439	2.92%	250,368	2.91%	257,421	2.92%

Total Interest Bearing Liabilities	$3,569,936	0.63%	$3,684,191	0.67%	$3,786,684	0.69%

Non-interest bearing deposits	304,283		299,419		306,850

Net interest margin		2.82%		2.78%		2.85%

ASSET QUALITY INDICATORS

	March 31,	December 31,	March 31,
(Dollars in thousands)	2014	2013	2013

Non-performing assets:
Non-accruing loans*	$48,127	$51,765	$64,539
Accruing government guaranteed student loans past due 90 days or more	20,236	24,410	22,408
Total non-performing loans	68,363	76,175	86,947

Real estate owned	4,039	5,861	11,709

Total non-performing assets	$72,402	$82,036	$98,656

Non-performing loans to total loans	2.94%	3.25%	3.61%
Non-performing assets to total assets	1.60%	1.79%	2.07%
Non-performing assets, excluding government guaranteed student loans, to total assets	1.15%	1.26%	1.60%
ALLL to total loans	2.32%	2.38%	2.44%
ALLL to non-performing loans	79.08%	73.05%	67.49%
ALLL to non-performing loans, excluding government guaranteed student loans	112.33%	107.50%	90.92%

* Non-accruing loans at March 31, 2014, December 31, 2013, and March 31, 2013 do not include $413 thousand, $499 thousand and $2.4 million, respectively, of loans acquired with deteriorated credit quality, which have been recorded at their fair value at acquisition and are performing as expected.

Impaired loan charge offs as a percentage of the unpaid principal balances at March 31, 2014 are as follows:

IMPAIRED LOANS:

At March 31, 2014 (Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Life-to-Date Charge offs	% of Unpaid Principal Balance
Impaired Loans by Category:
Commercial Real Estate	$16,911	$24,770	$(7,859)	31.73%
Commercial Business	16,522	21,875	(5,353)	24.47%
Commercial Construction	2,170	5,865	(3,695)	63.00%
Residential Real Estate	11,043	11,628	(585)	5.03%
Residential Construction	130	338	(208)	61.54%
Consumer Personal	1,351	1,378	(27)	1.96%
Total Impaired Loans	$48,127	$65,854	$(17,727)	26.92%

The impaired loans table above does not include $413 thousand of loans acquired with deteriorated credit quality, which have been recorded at their fair value at acquisition and are performing as expected.

Key performance ratios (annualized) are as follows for the three months ended (unaudited):

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2014	2013	2013
PERFORMANCE RATIOS:
Return on average assets	0.23%	0.25%	0.28%
Return on average equity	1.70%	1.86%	2.14%
Net interest margin	2.82%	2.78%	2.85%
Efficiency ratio	88.88%	84.42%	77.17%
Tangible Common Equity	10.99%	10.89%	10.86%